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                                                                     EXHIBIT 3.1

                        CERTIFICATE OF DETERMINATION OF

                          SERIES D PREFERRED STOCK OF

                                SONIC SOLUTIONS

     1. The undersigned, Robert J. Doris and Mary C. Sauer, hereby certify that:

     2. They are the duly elected and President and Secretary, respectively, of Sonic Solutions, a California corporation (the "Corporation").

     3. The Corporation hereby designates Eight Hundred Fifty Thousand (850,000) shares of Series D Preferred Stock (the "Series D Preferred Stock").

     4. None of the shares of Series D Preferred Stock have been issued, and none of the shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock (collectively, the "Series A, B and C Preferred") were issued and outstanding as of the date hereof.

     5. Pursuant to authority given by the Corporation's Restated Articles of Incorporation (the "Restated Articles of Incorporation"), the Board of Directors of the Corporation (the "Board of Directors") has duly adopted the following recitals and resolutions:

     WHEREAS, the Restated Articles of Incorporation provide for a class of shares known as Preferred Shares (the "Preferred Shares"), issuable from time to time in one or more series;

     WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Restated Articles of Incorporation to determine or alter the rights, preferences, privileges and restrictions granted to or imposed on any wholly unissued series of Preferred Shares, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them; and

     WHEREAS, the Corporation has not issued any shares of Series D Preferred Stock and the Board of Directors desires to determine the rights, preferences, privileges and restrictions relating to the Series D Preferred Stock, and the number of shares constituting said Series and the designation of said Series.

     NOW, THEREFORE, BE IT RESOLVED: That the President and the Secretary of this Corporation are each authorized to execute, verify and file a certificate of determination of preferences with respect to the Series D Preferred Stock in accordance with the laws of the State of California.

     RESOLVED FURTHER: That the Board of Directors hereby determines the rights, preferences, privileges and restrictions relating to the Series D Preferred Stock shall be as set forth below:
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     "Eight Hundred Fifty Thousand (850,000) of the authorized shares of the
Preferred Stock, none of which have been issued or are outstanding, are hereby designated "Series D Preferred Stock" (the "Series D Preferred Stock").

     The rights, preferences, privileges, restrictions and other matters relating to the Series D Preferred Stock are as follows:

     1.   Dividend Rights.  The holders of Series D Preferred Stock shall be
          ---------------
entitled to receive in any fiscal year when and as declared by the Board of Directors, out of any assets at the time legally available therefor, distributions in cash per share of Series D Preferred Stock (as adjusted for any stock dividends, combinations, splits, reclassifications or the like with respect to such shares) at the annual rate of $0.20 until such shares have been converted into Common Stock of the Corporation (the "Common Stock") or redeemed by the Corporation as provided in Section 5 hereunder. Such distributions shall be payable quarterly in arrears for each calendar quarter of each fiscal year. Distributions may be declared or paid upon shares of Common Stock in any fiscal year only if distributions shall have been paid or declared and set apart upon all shares of Series D Preferred Stock at such applicable annual rate for each quarter of such fiscal year including the quarter in which such distributions on Common Stock are declared. Dividends on Series D Preferred Stock may be paid, at the election of the Corporation, in cash or in shares of Series D Preferred Stock at a price equal to the then applicable "Conversion Rate" (as defined in Section 4 below). The right to such dividends on Series D Preferred Stock, if not declared and paid, shall accrue and be cumulative.

     2.   Voting Rights.  Except as otherwise provided herein or by law, each
          -------------
holder of Series D Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series D Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock.

     3.   Liquidation, Dissolution or Winding Up.  In the event of any
          --------------------------------------
liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, (a "Liquidation Event") the holders of the Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of Series A, B and C Preferred and of the Common Stock by reason of their ownership thereof, the amount of $5.00 per share (as adjusted for any stock dividends, combinations, splits, reclassifications or the like with respect to such shares) plus all accrued but unpaid dividends on such share for each share of Series D Preferred Stock then held by them (the "Liquidation Preference"). If, upon occurrence of such event the assets and funds thus distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the holders of the Series D Preferred Stock the full Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series D Preferred Stock in proportion to the number of shares of Series D Preferred Stock held by each such holder. After payment has been made to the holders of the Series D Preferred Stock of the Liquidation Preference, the holders of the Common Stock shall be entitled to receive the remaining assets of the Corporation in proportion to the number of shares of Common Stock held by each such holder. For the purposes of this Section 3, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation

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or its subsidiary (other than a mere reincorporation transaction) or (ii) a sale of all or substantially all of the assets of the Corporation, shall be treated as a Liquidation Event and shall entitle the holders of Series D Preferred Stock to receive upon such Liquidation Event, payment of the Liquidation Preference.

          4. Conversion Rights.  Subject to the redemption rights of the
             -----------------
Corporation as set forth in Section 5 below, each holder of Series D Preferred Stock may, at any time, upon surrender of the certificates therefor, convert each share of Series D Preferred Stock (and all accrued and unpaid dividends thereon) held by such holder into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Preference for each share of Series D Preferred Stock by the Conversion Rate applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series D Preferred Stock (the "Conversion Rate") shall initially be $5.00 per share of Common Stock. Such initial Conversion Rate shall be adjusted as hereinafter provided.

          5. Redemption Rights of the Corporation.
             ------------------------------------

     (a) At any time after the issuance of Series D Preferred Stock, the Corporation may elect to redeem the whole or any part of the Series D Preferred Stock (the "Corporation Redemption"), for cash at a price per share equal to the Liquidation Preference, plus any accrued but unpaid dividends on such share (the "Redemption Price"); provided, however, that the closing price of the Corporation's Common Stock, as reported by Bloomberg, L.P., for each of the ten (10) consecutive trading days immediately preceding the date on which the Corporation delivers a notice of redemption (a "Notice of Redemption") is equal to or more than $5.00 per share. A Notice of Redemption shall be mailed by overnight courier not earlier than 30 days prior to the redemption date indicated in the Notice of Redemption (the "Redemption Date") to the holders of record of such Series D Preferred Stock, addressed to each such holder at the holder's address appearing on the records of the Corporation. The Notice of Redemption shall set forth the number of shares of Series D Preferred Stock which the Corporation intends to redeem, the Redemption Date, the Redemption Price and the place at which shareholders may obtain payment upon surrender of their certificates.

     (i)  Mechanics of Corporation Redemption.  If the Corporation elects to
          -----------------------------------
          limit the number of Series D Preferred Stock which it will redeem under a Notice of Redemption, the Corporation shall allocate for redemption from each holder of Series D Preferred Stock a number of shares equal to such holder's pro-rata amount (based on the number of Series D Preferred Stock held by such holder on the Redemption Date relative to the total number of Series D Preferred Stock outstanding on such date).

     (ii) Payment of Redemption Price.  The Corporation shall pay the applicable
          ---------------------------
          Redemption Price to the holder of the Series D Preferred Stock being redeemed in cash on the Redemption Date (if the shares have not been submitted for conversion).

     (b) Notwithstanding the fact that said shares have been called for redemption, the holders of such shares shall have the right to convert said shares in accordance with Section 4

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          above. This right to convert shall terminate at the close of business on the day prior to the Redemption Date.

          6.   Adjustment of Conversion Rate. The number of and kind of
               -----------------------------
  securities to which the holder of Preferred Stock is entitled upon conversion shall be subject to adjustment from time to time as follows:

     (a)  Subdivisions, Combinations and Other Issuances.  If the Corporation
          ----------------------------------------------
          shall at any time after the date hereof but prior to the expiration of the Preferred Stock subdivide its outstanding securities as to which rights under this Agreement exist, by split-up, spin-off, or otherwise, or combine its outstanding securities as to which rights under this Agreement exist, the number of shares of Common Stock as to which the Preferred Stock holder is entitled upon conversion as of the date of such subdivision, split-up, spin-off or combination shall forthwith be proportionately increased in the case of a subdivision, or proportionately decreased in the case of a combination.

     (b)  Stock Dividend.  If at any time after the date hereof the Corporation
          --------------
          declares a dividend or other distribution on Common Stock payable in Common Stock or other securities or rights convertible into or exchangeable for Common Stock ("Common Stock Equivalents"), without payment of any consideration by holders of Common Stock for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon exercise or conversion thereof), then the number of shares of Common Stock to which the Preferred Stock holder is entitled upon conversion shall be increased as of the record date (or the date of such dividend distribution if no record date is set) for determining which holders of Common Stock shall be entitled to receive such dividends, in proportion to the increase in the number of outstanding shares (and shares of Common Stock issuable upon conversion of all Common Stock Equivalents) of Common Stock as a result of such dividend.

     (c)  Other Distributions.  If at any time after the date hereof the
          -------------------
          Corporation distributes to holders of its Common Stock, other than as part of a dissolution or liquidation or the winding up of its affairs, cash, any securities (other than the Corporation's own Common Stock or Common Stock Equivalents), any evidence of indebtedness or any of its assets, then, in any such case, the Preferred Stock holder shall be entitled to receive, upon conversion of the Preferred Stock, with respect to each share of Common Stock issuable upon such conversion the amount of evidences of indebtedness, cash or other securities or assets (excluding cash and the Corporation's own Common Stock or Common Stock Equivalents) which such Preferred Stock Holder would have been entitled to receive as a result of the happening of such event with respect to each such share of Common Stock the Preferred Stock holder would have held had all the outstanding Preferred Shares still held by such holder been converted immediately prior to the record date or other date determining the shareholders entitled to participate in such distribution.

     (d)  Merger, Consolidation, etc.  If at any time after the date hereof
          --------------------------
          there shall be a merger or consolidation of the Corporation with or into, or a transfer of all or substantially all of the assets of the Corporation to, another entity (a "Consolidation Event"), then each Preferred Stock holder shall be entitled to receive upon such transfer, merger or consolidation

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           becoming effective the number of shares or other securities or property of or cash or other consideration from the Corporation or of the successor corporation resulting from such merger or consolidation, to which such Preferred Stock holder would have been entitled to receive as a result of the happening of such event with respect to each such shares of Common Stock as the Preferred Stock holder would have held had all the outstanding Preferred Shares still held by such holder been converted immediately prior to such transfer, merger or consolidation becoming effective or to the applicable record date thereof, as the case may be. The Corporation shall not effect any Consolidation Event unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the Preferred Stock holder such shares of stock and/or securities as the Preferred Stock holder is entitled to receive had the Preferred Stock been converted in accordance with the foregoing.

     (e)   Reclassification, Etc.  If at any time after the date hereof there
           ---------------------
           shall be a reclassification of any securities as to which purchase rights under this Certificate exist, into the same or a different number of securities of any other class or classes, then the Preferred Stock holder shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares or other securities or property or cash or other consideration resulting from such reorganization or reclassification, which would have been received by the Preferred Stock holder for the shares of stock subject to this Certificate had the Preferred Stock at such time been converted.

     (f)   Registration Statement.
           ----------------------

     (i) If no Registration Statement (as defined below) has been declared effective by the Securities and Exchange Commission ("SEC") by the Registration Deadline (as defined in that certain Registration Rights Agreement between the Corporation and Daikin Industries, Ltd. ("Daikin") providing for the registration with the SEC of certain shares of Common Stock of the Corporation issued or issuable to Daikin (the "Registration Rights Agreement")), then a Price Protection Adjustment (as defined below) shall be made to the Conversion Rate in effect on that day, and a further Price Protection Adjustment shall be made on each subsequent monthly anniversary of that day until a Registration Statement has been declared effective by the SEC.

     (ii) As used in this Section 6(f), "Registration Statement" means a registration statement for the resale by Daikin to the public of the Registrable Securities, as defined in the Registration Rights Agreement.

     (iii) As used in this Section 6(f), "Price Protection Adjustment" shall mean a reduction in a then applicable Conversion Rate to an amount equal to 90% of such Conversion Rate. The Conversion Rate as so adjusted shall thereafter become the "Conversion Rate" for all purposes under this Certificate of Determination.

     (g)   Adjustments: Additional Shares, Securities or Assets.  In the event
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           that at any time, as a result of an adjustment made pursuant to this
           Section 6, the Preferred Stock holder shall become entitled to receive shares and/or other securities or assets other than Common Stock then, wherever appropriate, all references herein to shares of Common Stock shall

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          be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 6.

     (h)  Notice of Adjustments; Notices.  Whenever the number of shares of
          ------------------------------
          Common Stock due upon conversion shall be adjusted pursuant to this
          Section 6, the Corporation shall execute and deliver to the Preferred Stock holder a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the number of shares Common Stock due upon conversion after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first class mail, postage prepaid) to the Preferred Stock holder.

          7.   Mechanisms for Effecting Conversions. Subject to the
               ------------------------------------
Corporation's rights of redemption in Section 5, the Preferred Stock holder shall effect conversions by surrendering the certificate or certificates representing the shares of Series D Preferred Stock to be converted to the Corporation together with a written conversion notice (the "Conversion Notice") which shall specify the number of shares of Series D Preferred Stock, and the date on which such conversion is to be effected, which date may not be prior to the date the holder delivers such Conversion Notice by facsimile (the "Conversion Date"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the first business day after the date that the Conversion Notice is transmitted to the Corporation by facsimile or the third business day after the Conversion Notice is mailed to the Corporation by first class US mail. If the holder is converting less than all shares of Series D Preferred Stock represented by the certificate(s) tendered by the holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Corporation shall convert up to the number of shares of Series D Preferred Stock which is specified in the Conversion Notice and may be so converted and shall promptly deliver to such holder a certificate for such number of shares as have not been converted.

          8.   Delivery of Stock Certificates.
               ------------------------------

     (a) Subject to the terms and conditions of this Agreement, as soon as practicable after a request for conversion, the Corporation at its expense (including, without limitation, the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Series D Preferred Stock holder, or as the Preferred Stock holder may lawfully direct, a certificate or certificates for the number of fully paid and non-assessable shares of Common Stock to which the Preferred Stockholder shall be entitled on such conversion, together with any other stock or other securities or property (including cash, where applicable) to which the Preferred Stock holder is entitled upon such conversion in accordance with the provisions hereof.

     (b) In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Corporation's Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder and in this Section 8, the Corporation shall use its best efforts to cause its Transfer Agent to electronically transmit the Common Stock issuable upon

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          conversion to the holder by crediting the account of holder's Prime
          Broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery and penalties described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

     (c) In lieu of any fractional shares to which the holder of the Series D Preferred Stock would otherwise be entitled, this Corporation shall pay cash equal to such fraction multiplied by the Fair Market Value of one share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series D Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          9.   Reservation of Stock Issuable Upon Conversion.  The Corporation
               ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock, such number of shares of Common Stock as shall be necessary to effect the conversion of the Series D Preferred Stock into Common Stock.

          10.  Replacement of Certificate.  Upon receipt of evidence reasonably
               --------------------------
satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Certificate and, in the case of any such loss, theft or destruction of the Certificate, upon delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Corporation or, in the case of any such mutilation, on surrender and cancellation of such Certificate, the Corporation at its expense will execute and deliver, in lieu thereof, a new Certificate of like tenor.

          11.  Vote to Change the Terms of Series D Preferred Stock; Preferred
               ---------------------------------------------------------------
Rank. The approval of the Board of Directors and the affirmative vote at a
----
meeting duly called by the Board of Directors for such purpose (or the written consent without a meeting) of the holders of not less than a majority of the then outstanding shares of the Series D Preferred Stock shall be required (a) to amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series D Preferred Stock, (b) to authorize the issuance of additional shares of Series D Preferred Stock, and (c) for the Corporation to authorize or issue additional or other capital stock that is of senior or equal rank to the Series D Preferred Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Corporation."

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     IN WITNESS WHEREOF, the undersigned each declares under penalty of perjury that the matters set out in the foregoing certificate are true of his or her own knowledge, and the undersigned have executed this certificate at Novato, California as of the 23rd day of February, 2001.


           /s/ Robert J. Doris
          -------------------------------------------
          Robert J. Doris, President


           /s/ Mary C. Sauer
          -------------------------------------------
          Mary C. Sauer, Secretary

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